                                     -2-                            EXHIBIT 10.7


                               LICENSE AGREEMENT

     AGREEMENT made and effective as of the 1st day of February 1996 by and between PepsiCo, Inc., a corporation of the State of North Carolina, with its principal place of business at 700 Anderson Hill Road, Purchase, New York 10577, U.S.A. (hereinafter referred to as "LICENSOR") and Littlefield Adams & Co, a corporation of the State of New Jersey with its principal place of business at 6254 Executive Blvd., Huber Heights, Ohio 45424 (hereinafter referred to as "LICENSEE").

     WHEREAS, LICENSOR is the owner of certain proprietary intellectual property, including but not limited, to trademarks, trade dress, logos, designs, slogans, copyrights and other similar materials (the "Property") used in connection with the brands set forth on Schedule A of this Agreement; and

     WHEREAS, LICENSEE desires to obtain the right and license to use the Property on and in connection with the manufacture, distribution and sale of License Product(s) in the Territory (both as hereinafter defined) under certain terms and conditions and LICENSOR is willing to grant LICENSEE such right and license.

     NOW THEREFORE, in consideration of and incorporating the above premises and of the mutual covenants, conditions and agreements herein contained, the parties agree as follows:


                                GRANT OF LICENSE

     1.1 Grant. LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts upon the terms and conditions herein specified, the non-exclusive right and license to utilize the Property in the Territory solely upon and in connection with the manufacture, distribution and sale of the products shown on Schedule B hereof (the "Licensed Product(s)"). In the event of any question about whether any specific product or products are Licensed Products, the determination of LICENSOR shall be conclusive.

     1.2 Retail Distribution of Licensed Products. The Licensed Products manufactured under this Agreement shall be placed in distribution by the LICENSEE in a fully finished condition solely for immediate or eventual sale at the retail market level or its equivalent and in that same condition and for the use intended by LICENSOR. In no event shall the Licensed Products be sold to any party if the LICENSEE knows, or should have known, that the Licensed Products will be thereafter altered, modified, re-packaged, filled, made part of something else or used in any other unauthorized manner by any party in the chain of distribution.

     1.3     Reservation of Rights

             (a) LICENSOR retains all rights not expressly and exclusively conveyed to LICENSEE hereunder, and it is acknowledged that LICENSOR may grant licenses to others to use the Property in connection with other products.

             (b) LICENSOR reserves the right to itself use, manufacture, distribute and sell, or have others manufacture, distribute or sell for it, the same type of product using the Property in other channels of distribution such as, but not limited to, premiums, promotions, mail order and restricted venues, e.g., events, concerts, theme parks. In the event, however, that LICENSEE acts as a supplier of such products to LICENSOR or any parties authorized by LICENSOR, such sales shall be subject to the provisions of no. 4.1 of this Agreement regarding Royalties.

             (c) From time to time, opportunities of a short term nature may arise using a particular new application of the Property wherein LICENSOR will ask LICENSEE to produce on an expedited basis Licensed Products either for LICENSOR to use for premium or promotional purposes, or to be sold by LICENSEE at retail, or both, and if LICENSEE is unable or unwilling to so produce such Licensed Products within time frames acceptable to LICENSOR as well as meeting LICENSOR's other reasonable requisites under the circumstances, such as sufficient distributional capability and appropriate price and quality, LICENSOR shall have the right to seek and license other parties for this limited opportunity only.

             (d) If LICENSOR becomes aware of the inability or unwillingness of LICENSEE to fill an order for Licensed Products for LICENSOR or any customer, LICENSOR shall have the right to seek and license another party or parties to fill said order(s).

     1.4 No Right to Sub-License. LICENSEE has no right to sub-license the rights granted by this Agreement.

                                   TERRITORY

     2. The rights of distribution and sale granted to LICENSEE under this Agreement shall be limited to those jurisdictions set forth on Schedule C hereto and LICENSEE agrees that it will not make or authorize any use, direct or indirect, in any other area and that it will not knowingly sell Licensed Products to persons who intend, or are likely, to resell them in any other area.

                                     TERM

     3.1 Term. The term ("Term") of this Agreement shall be a period of two (2) years commencing on February 1, 1996, and terminating on January 31, 1998, unless sooner terminated in accordance with the provisions of this Agreement.

     3.2 Renewal. In the event this Agreement has not been terminated and LICENSEE has faithfully performed each and every obligation of this Agreement during the Term referred to in 3.1, LICENSOR agrees to negotiate in good faith with LICENSEE with respect to a renewal period of the Term for such period of time and upon such terms and conditions as the parties may mutually agree. (The defined term "Term" as used herein shall include any renewals thereof.)

                 CONSIDERATION AND RELATED LICENSEE OBLIGATIONS

     4.1 Royalties. In consideration of the right and license herein granted, LICENSEE shall pay to LICENSOR a sum ("Royalties") equal to eight per cent (8%) of all Net Sales (as defined below) by or on behalf of LICENSEE of the Licensed Products. Royalties shall accrue when the Licensed Products are invoiced or shipped, whichever occurs first, and shall be payable concurrently with the periodic statements required in no. 6 herein. The term "Net Sales" shall mean the gross invoice price billed customers less customary trade discounts, rebates, returns actually credited, and transportation and taxes actually charged to and paid by the customer, but with no other deductions of any kind whatsoever, provided, however, that if LICENSEE sells Licensed Products to a party owned, in whole or in part, or controlled by, or related to, the LICENSEE, the invoice price used to determine Net Sales shall be the invoice price at which the Licensed Products are re-sold by the related party to an unrelated customer in an arms-length transaction.

     4.2 Advance. LICENSEE agrees to pay LICENSOR the sum of $5,000.00 upon execution of this Agreement which shall be deemed to be a non-refundable advance ("Advance") against Royalties due, counting against the total minimum referred to in no. 4.3 below.

     4.3 Guaranteed Minimum Royalties. LICENSEE agrees that, notwithstanding the actual amount of Net Sales, it shall be obliged to make the following total minimum payment to LICENSOR ("Guaranteed Minimum Royalties"):


               $50,000.00 (Includes Advance of No. 4.2)
               By 6/30/96      $10,000.00
               By 9/30/96      $10,000.00
               By 12/31/96     $10,000.00
               By 3/31/97      $10,000.00
               By 6/30/97       $5,000.00

     4.4 Guaranteed Minimum Shipments. Notwithstanding anything to the contrary set forth herein, LICENSEE shall maintain minimum net shipments of Licensed Products sold and shipped in the following amount:

               By 6/30/96      5,000 units
               By 3/31/97      5,000 units

     4.5 First Shipment Date. LICENSEE agrees it will commence distribution of Licensed Products in reasonable quantities through customary channels of trade no later than June 15, 1996. If this does not occur, this Agreement will automatically terminate and LICENSEE shall forfeit the Advance payment of no. 4.2.


                                 REPRESENTATIVE

     5. From time to time, LICENSOR may designate one or more representative ("Representative") upon notice to LICENSEE, to generally act on behalf of LICENSOR sometimes in conjunction with LICENSOR and sometimes in its place and stead, such as, but not limited to, receiving payments, made payable to LICENSOR unless otherwise specified, and statements as set forth in no. 6 and performing the various quality control functions as set forth in no. 7. In the event such a Representative is designated, all references to administrative duties of the LICENSOR in this Agreement may be construed as referring to the Representative if appropriate to carry out the purposes of this Agreement. LICENSOR agrees that it will be bound by any authorized communications or representations of its Representative and cannot repudiate same. LICENSOR, at its complete discretion, may replace a Representative, upon written notice to LICENSEE, without affecting the validity of this Agreement.

                        STATEMENTS, PAYMENTS AND RECORDS

     6.1 Statements. Within thirty days of the end of each calendar quarter during the Term, commencing with the calendar quarter beginning January 1, 1996, LICENSEE shall deliver to LICENSOR, or its Representative if so specified, a complete and accurate statement, in the format set forth in Exhibit A, certified to be accurate by LICENSEE (if LICENSEE is a corporation, by an officer or authorized person of LICENSEE), setting forth:

             (a) LICENSEE'S net shipments, by number of each Licensed Product, reported separately, for the preceding calendar quarter;

             (b) LICENSEE'S Net Sales for each Licensed Product, reported separately, for the preceding calendar quarter; and

          (c) a computation of Royalties due, taking into account any Guaranteed Minimum Royalties which may be due to the extent that the Guaranteed Minimum Royalties for the preceding calendar quarter exceed earned Royalties.

Such statements shall be furnished to LICENSOR whether or not any of the Licensed Products have been shipped during the period.

     6.2 Payments. Each statement delivered pursuant to no. 6.1 shall be accompanied by a check payable to LICENSOR or other party specified by LICENSOR in full payment of any Royalties or other payments due for the period.

     6.3 Records. LICENSEE shall keep, maintain and preserve in LICENSEE'S principal place of business during the Term and for at least two (2) years following expiration or termination of this Agreement or any renewals, complete and accurate records and accounts covering all transactions relating to this Agreement including, without limitation, invoices, correspondence, banking, financial and all other pertinent records and accounts. Such records and accounts shall be maintained in accordance with generally accepted accounting procedures and principles and shall be available for inspection and audit at LICENSOR'S expense at any time or times during the Term and for two (2) years thereafter, during reasonable business hours and upon reasonable notice by LICENSOR or its nominees. LICENSEE agrees not to cause or permit any interference with LICENSOR or nominees of LICENSOR in the performance of their duties of inspection and audit. In the event any errors or discrepancies are discovered in any records, statements or accounts or in payments resulting therefrom, they shall immediately be rectified and the appropriate payments made by LICENSEE, together with interest at the then Citibank, N.A. prime rate per annum compounded from the date the payment was originally due. Should any willful errors or discrepancies be disclosed as a result of the inspection or audit or otherwise, then in addition to all other relief to which LICENSOR may be entitled, including the right to immediately terminate this Agreement, LICENSEE shall promptly reimburse LICENSOR for the full cost of such inspection and audit, together with interest at the then Citibank, N.A. prime rate per annum for any additional monies found to be due as a result of the inspection or audit compounded from the date the payment was originally due.

     6.4 Right to Dispute Records. Receipt or acceptance by LICENSOR or its nominees of any of the statements furnished pursuant to this Agreement, the exercise by LICENSOR in whole or in part at any time or times of the right to audit and inspect records and accounts, or the receipt or deposit by LICENSOR or its nominees of any payment tendered by or on behalf of LICENSEE shall be without prejudice to any rights or remedies of LICENSOR and shall not prevent LICENSOR from thereafter disputing the accuracy of any such statements, payments, records and accounts.

                        QUALITY STANDARDS AND CONTROL

     7.1 Quality Standards. All Licensed Products and related materials displaying the Property, such as, but not limited to, containers, packaging, wrapping materials, labels, hangtags, advertising materials, promotional materials, catalogs, artwork, and other pictorial and textual materials to be used in connection with the Licensed Products, (collectively the "Licensed Products/Materials") must meet the standards of nature and quality prescribed by LICENSOR. All Licensed Products/Materials, shall be of high standards and of such quality as will, in LICENSOR'S sole judgment, protect and enhance the Property and the substantial goodwill pertaining thereto, and in all cases the quality shall be at least as high as the quality of samples approved by LICENSOR.

     7.2 Control LICENSEE shall insure at all times that the Licensed Products/Materials meet in fact LICENSOR'S standards of nature and quality and LICENSEE shall cooperate fully in all reasonable ways with LICENSOR in enabling

LICENSOR to ascertain that all Licensed Products/Materials meet said standards. By way of example rather than limitation, LICENSEE shall:

                (a) permit, upon reasonable advance notice, LICENSOR or its Representative to visit during regular working hours LICENSEE'S premises where Licensed Products/Materials are manufactured, packaged, sold or distributed for the purpose of inspection of the manufacturing process and related activities; and

                (b) upon request of LICENSOR or its Representative, send to LICENSOR or its Representative reasonable quantities of samples (not exceeding six units of any item) of Licensed Products/Materials at LICENSEE'S expense, for the purposes of testing, inspection and review.

        7.3 Prior Approval. No Licensed Product shall be manufactured, distributed, sold or used by LICENSEE prior to LICENSOR'S written approval of pre-production prototypes or samples of each Licensed Product/Material.
Further written approval will be necessary if there is any change proposed by LICENSOR or LICENSEE in type, style, model, grade, description or the like from any previously approved Licensed Products/Materials. Should approval or disapproval of samples submitted prior to manufacture or use not be received by LICENSEE within fifteen (15) days of the submission, LICENSEE must, in writing, request a reply. Failure to receive a reply shall be deemed approval by LICENSOR if LICENSOR or its Representative does not notify LICENSEE of LICENSOR'S disapproval within an additional fifteen (15) days. Licensed Products/Materials shall not be manufactured, distributed, sold or used which differ from the approved samples.

        7.4 Deficiency. Promptly upon receipt from LICENSOR or its Representative of information or notice that any Licensed Products/Materials manufactured, sold or used by LICENSEE does not or has not met the specifications or standards of nature and quality prescribed by LICENSOR, LICENSEE shall correct such deficiency forthwith at LICENSEE'S expense. LICENSEE shall thereupon submit samples of the corrected Licensed Products/Material pursuant to no. 7.3, for approval. In the event the deficiency is that of substandard Licensed Product or that of material misuse of the Property, all existing inventory or work in progress of Licensed Products/Materials containing the deficiency shall, at LICENSEE'S expense, either be corrected to LICENSOR'S satisfaction or shall be destroyed. If the deficiency is hazardous or defective Licensed Product, LICENSOR may require LICENSEE to effect a product recall, at LICENSEE'S expense. Notwithstanding the foregoing, such deficiencies may also subject LICENSEE to provisions of no. 10.

                                 THE PROPERTY


        8.1 Ownership. LICENSEE shall use the Property only in connection with the Licensed Products and agrees that all of LICENSEE'S use under this Agreement inures to the benefit of LICENSOR. LICENSEE acknowledges that LICENSOR is the owner of the Property and the goodwill associated therewith and the Property is valid. LICENSEE agrees not to contest LICENSOR'S ownership or the validity of the Property during or after the Term. Apart from the right of LICENSEE to use the Property pursuant to this Agreement, LICENSEE shall acquire no right, title or interest of any kind or nature whatsoever in or to the Property or the goodwill associated therewith.

        8.2 Approval. LICENSEE shall use the Property only in such form and manner as is specifically approved in writing by LICENSOR and, upon request by LICENSOR, affix thereto any legends, markings and notices of trademark registration or LICENSOR-LICENSEE relationship specified by LICENSOR, or any other notice of LICENSOR'S ownership, including copyright. LICENSOR shall have the right to approve all advertising, displays and other material using the Property prepared by

LICENSEE. LICENSEE agrees to follow LICENSOR'S instructions and guidelines regarding proper usage of the Property in all respects.

        8.3. LICENSEE Contributions. LICENSEE agrees that all artwork, graphics, layouts slogans, names, titles or similar materials incorporating, or being used in association with, the Property which may be created by the LICENSEE or its subcontractors pursuant to this Agreement shall become the sole property of LICENSOR, including trademark and copyright rights, and LICENSEE agrees on behalf of itself, its employees, its subcontractors and any other party with whom it may contract to create such materials, to promptly execute any and all appropriate documents, e.g., assignments, in this regard. LICENSEE warrants and represents that all such materials which it creates or uses are original and to the best of its knowledge, do not infringe the copyright or trademark rights of others.

        8.4. Protection and Defense. LICENSOR agrees to protect and defend the Property at its sole cost and expense. LICENSOR agrees to indemnify and hold LICENSEE harmless from any and all claims, liabilities, damages, costs or expenses arising out of, or resulting from, the proper use of the Property by LICENSEE pursuant to this Agreement, provided that LICENSEE shall cooperate fully with LICENSOR in the defense and protection of the Property and shall promptly advise LICENSOR in writing of any potentially infringing uses by others in addition to any suits brought, or claims made, against LICENSEE involving the Property. Decisions involving the protection and defense of the Property shall be solely in the discretion of LICENSOR; LICENSEE shall take no actions in this regard without the express written permission of LICENSOR.

        8.5 LICENSEE Cooperation. LICENSEE agrees to join with LICENSOR in any application to enter LICENSEE as a registered or permitted user, or the like, of the Property with any appropriate governmental agency or entity. Upon termination or expiration of this Agreement for any reason whatsoever, LICENSOR may immediately apply to cancel LICENSEE'S status as a registered or permitted user and LICENSEE shall consent in writing to the cancellation and shall join in any cancellation petition. The expense of any of the foregoing recording activities shall be borne by LICENSOR.

        8.6 Restrictions On Other Marks and Trade Names. During or after the Term, LICENSEE shall not use any other trademarks or other property similar to the Property. During or after the Term, LICENSEE shall not use or register, in whole or in part, the Property or LICENSOR'S name, or anything similar thereto, as part of LICENSEE's name or as the name of any entity directly or indirectly associated with LICENSEE'S activities.

        8.7 Changes to Property. LICENSOR shall have the right at any time, upon notice, to make additions to, deletions from, and changes in the Property at its complete discretion, and LICENSEE shall adopt and use any and all such additions, deletions and changes as soon as practicable in all new production of the Licensed Products/Materials.

        8.8 Termination. Immediately upon termination or expiration of this Agreement, subject to the provisions of no. 10, LICENSEE shall immediately cease all use of the Property and all rights granted LICENSEE hereunder shall revert to LICENSOR.

                        LICENSEE RIGHTS AND OBLIGATIONS

        9.1 Subcontracting. LICENSEE shall have the right to subcontract for the manufacture and production of the Licensed Products/Materials provided however, that irrespective of, or in addition to any other agreements between LICENSEE and a subcontractor, LICENSEE agrees that any such subcontractor shall:

                 (i) be fully subject to, and bound by, every provision of this Agreement;

                 (ii) be made aware that it may not sell any Licensed Products manufactured by it to anyone but LICENSEE;

                 (iii) agree that any related designs, labels, packaging or other materials incorporating or associated with the Property shall become the property of LICENSOR and that LICENSEE shall be responsible for obtaining any relevant supporting legal documentation;

                 (iv) agree to immediately cease all manufacture of Licensed Products upon notice of termination or expiration of this Agreement; and

further provided that;


                 (v) a breach by a subcontractor of any provision of this Agreement shall be considered a breach by LICENSEE;

                 (vi) LICENSEE shall remain primarily and completely obligated under all of the provisions of this Agreement;

                 (vii) LICENSEE shall promptly furnish to LICENSOR a list of all such subcontractors and shall update this list each quarter; and

                 (viii) LICENSEE agrees to immediately notify any
                        sub-contractor in writing upon termination or expiration of this Agreement, with a copy sent to LICENSOR.

          9.2    Best Efforts.

                 (a) LICENSEE shall use its best efforts to continuously design, manufacture, advertise, sell and ship all of the Licensed Products in all of the Territory in commercially reasonable quantities and shall continuously and diligently during the Term produce an inventory of Licensed Products and procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. In no event, once sales have commenced shall LICENSEE allow a period of more than ninety (90) days to elapse during which it does not manufacture, sell or distribute the Licensed Products in commercially reasonable quantities.

                  (b) Failure to comply with any of the foregoing in (a) may result in removal from this License of one or more of the unused or unexploited brands, Licensed Products or Territories set forth on Schedules A, B or C, upon written notice from LICENSOR.

                  (c) LICENSEE shall not, during the Term enter into a license agreement for products similar to Licensed Products with any competitor of LICENSOR'S brands set forth in Schedule A.

          9.3 Compliance with Laws. LICENSEE warrants and represents that it will comply with all laws, regulations, ordinances, governmental standards and the like applicable to the manufacture, sale, distribution, promotion and advertisement of the Licensed Products and agrees to indemnify and hold LICENSOR and its Representatives harmless in this regard.

          9.4 Goodwill. LICENSEE acknowledges the tremendous value and goodwill of the Property accruing solely to LICENSOR and agrees not to use the Property in any manner which may, in LICENSOR'S judgment, be in bad taste, be inconsistent with LICENSOR'S public image or which may in any way disparage LICENSOR or its reputation, including, but not limited to, types and placement of advertising and types of channels of distribution, nor take any action which will harm or jeopardize the Property or LICENSOR'S ownership thereof, in any way.

     9.5 Confidentiality. During the Term and thereafter, LICENSEE shall keep confidential any of LICENSOR's confidential proprietary information, knowledge or trade secrets, such as but not limited to, marketing and advertising plans, licensing plans, market research data and the like, of which it becomes aware during the course of its relationship with LICENSOR. If LICENSEE is uncertain about the status of a particular piece of information, it shall consult with LICENSOR to determine such status. This confidentiality obligation shall cease when the information becomes generally known to the public.

     9.6 Indemnification. LICENSEE agrees to assume the defense of, and to indemnify and hold LICENSOR, its subsidiaries, affiliates, franchisees, successors and assigns and its Representatives harmless from any and all liabilities, damages, claims, judgments, awards, fines, penalties, or other payments (including reasonable counsel fees), which may be incurred by any or all of them arising out of any claims or suits which may be brought or made against LICENSOR or those in privity with LICENSOR, excepting those arising directly and solely from the use of the Property, for injuries resulting from LICENSEE'S manufacture, advertising, packaging, labeling, promotion, sale, distribution or use of the Licensed Products, or any unauthorized use by LICENSEE of the Property, or out of any breach by LICENSEE of any provisions of this Agreement, provided LICENSOR shall give prompt notice and reasonable cooperation and assistance to LICENSEE relative to any such claim or suit brought to its attention. This provision shall survive indefinitely the termination or expiration of this Agreement.

     9.7 Insurance. LICENSEE agrees to obtain and keep in force, at its own expense, product liability insurance with respect to the Licensed Products, with a thirty (30) day notice of cancellation provision, from a recognized and responsible insurance company authorized to conduct an insurance business in New York with an A.M. Best Company rating of no less than A-XII. Such insurance company shall name LICENSOR as an additional insured, and provide protection in the amount of at least $1,000,000.00. LICENSEE shall, within thirty (30) days from the date hereof, submit to LICENSOR a copy of such insurance policy or a copy of a fully paid certificate of insurance thereof. Maintenance of such insurance and performance of LICENSEE of its obligations hereunder shall not relieve LICENSEE of liability under the indemnity contained in no. 9.6. LICENSEE agrees to maintain such product liability insurance for a period coextensive with that for which indemnification might be required under the provisions of this Agreement and in no event less than five (5) years beyond termination of this Agreement.

                                  TERMINATION

     10.1 Default. LICENSOR shall have the right to terminate this Agreement without prejudice to any other rights which it may have if:

             (a) LICENSEE defaults in the performance of any of its obligations, representations or warranties provided for in this Agreement; or

             (b) any court, arbitration panel, government agency or body finds that the Licensed Products manufactured by LICENSEE are defective in any way, manner or form; or

             (c) the LICENSEE shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

                (d) a subcontractor engages in conduct which, if engaged in by LICENSEE, would entitle LICENSOR to terminate this Agreement. However, LICENSOR will endeavor to discuss with LICENSEE what action LICENSEE must take or cause to be taken to remedy any damages to LICENSOR resulting from such subcontractor's conduct. The nature and extent of the action to be taken shall be at LICENSOR'S sole and absolute discretion.

        10.2 Notice of Termination and Right of Correction. In the event any of these defaults occur, LICENSOR shall give notice of termination in writing to LICENSEE pursuant to the provisions of no. 12. Subject to the provisions of no. 10.3 and excepting a default in any payment due hereunder which must be corrected within ten (10) days of receipt of the notice and can only be corrected by payment, the LICENSEE shall have twenty (20) days after the receipt of notice in which to correct any of these defaults or to assure to LICENSOR'S satisfaction that appropriate corrective measures are being taken, and failing such, this Agreement shall terminate, and any and all payments then or later due from LICENSEE, including Guaranteed Minimum Royalties, shall then be promptly due and payable and no portion of prior payments shall be repayable to LICENSEE. For the purposes hereof, the cessation by LICENSEE of all sales and distribution of the Licensed Products which shall have given rise to a default hereunder shall be deemed a correction of such default.

        10.3 Exceptions to Right of Correction. Notwithstanding the provisions of no. 10.2 LICENSEE shall have no right of correction in the event:

                (a) of willful errors or discrepancies in LICENSEE'S records as referred to in no. 6.3;

                (b) statements or payments as set forth in no. 6.1 and 6.2 are late more than twice in any year during the Term;

                (c) of the occurrence of the same default, other than concerning statements or payments under no. 6.1 or 6.2, more than twice during the Term, or during any renewal period;

                (d) of default of the provisions of any provision covering a First Shipment Date obligation.

        10.4     Right of Disposal.

                (a) LICENSEE shall within thirty (30) days after termination or expiration, deliver to LICENSOR a final statement certifying the number and description of Licensed Products on hand or in process of manufacture. LICENSOR shall also have the right to conduct a physical inventory in order to ascertain such inventory or verify such statement.

                (b) Subject to the provisions of no. 10.5, after expiration or termination of the Agreement, provided all sums due LICENSOR have first been paid, and statements due are furnished, LICENSEE may dispose of the Licensed Products covered by this Agreement which are in LICENSEE'S inventory or in process of manufacture at the time of expiration or termination for a period of one hundred twenty (120) days after said expiration or termination;
provided further that all Royalties with respect to that disposal period are paid and statements therefor are furnished in accordance with the terms of this Agreement within thirty (30) days after the disposal period has ended.

                (c) Any right of disposal by LICENSEE shall not prohibit LICENSOR from granting rights to others to use the Property on Licensed Product during that disposal period.

        10.5 Exceptions to Right of Disposal. Notwithstanding the provisions of no. 10.4, LICENSEE shall have no right of disposal

                (a) if, as set forth in no. 10.4, all sums and statements due LICENSOR have not been paid or submitted; or

                (b) if termination was effected under the provisions of no. 6.3; or

                (c) if termination was effected due to the occurrence of the same default more than twice during the Term, or during any renewal period; or

                (d)     if termination was effected for:

                        (i)     sub-standard Licensed Product;

                        (ii)    material improper usage of the
                                Property;

                        (iii)   failure to obtain prior LICENSOR
                                approval;

                        (iv)    failure to deliver Royalties or
                                statements, or to permit an audit
                                or inspection of LICENSEE'S
                                records, or to submit quality
                                control samples.

        10.6    Delivery of Property and Account Lists

                (a) Upon termination of this Agreement without right of disposal as set forth in No. 10.5, all labels, signs, packages, wrappers, cartons, circulars, advertisements and other items bearing or containing any reproduction or representation of any of the Property shall automatically and without cost to LICENSOR become the property of LICENSOR, and LICENSEE shall immediately deliver the same to LICENSOR'S place of business or any other location designated by LICENSOR. The reasonable cost of such delivery shall be paid by the LICENSOR.

                (b) Upon termination of this Agreement, LICENSEE shall promptly deliver to LICENSOR a copy of the most recent lists of all accounts to which it sells Licensed Products and a list of all subcontractors or manufacturers of LICENSEE.

        10.7 Guaranteed Minimum Royalties. Upon termination or expiration of this Agreement, the total amount of outstanding Guaranteed Minimum Royalties due through the full time period during which this occurs shall become immediately due and payable, less any Royalties or advances already paid.



                                ASSIGNABILITY



        11. This Agreement may be freely assigned by LICENSOR without LICENSEE'S consent or approval. This Agreement, or any of the rights therein, may not be sold, transferred or assigned, in whole or in part by LICENSEE, except as provided for in no. 9.1, without the express written consent of LICENSOR. If assigned, this

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                              NOTICES AND PAYMENTS

     12. All notices and other communications which either party hereto is required or may desire to give to the other, except for payments and statements which shall be sent to the party designated by LICENSOR, e.g., the Representative referred to in no. 5, shall be given by addressing the same to the other or to the Representative of LICENSOR at the address hereinafter set forth in this paragraph, or at such other address as may be designated in writing by any party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be deemed given when sent so addressed by certified or registered mail, postage prepaid or by hand delivery, with proof of receipt, or by a reputable express delivery company which requires proof of receipt, such as, but not limited to, Federal Express(R) or Airborne(R). The addresses to which the foregoing shall be given are the following:

If To LICENSOR:                                 If To LICENSEE:

PepsiCo, Inc.                                   Littlefield Adams & Co.
700 Anderson Hill Road                          6254 Executive Blvd.
Purchase, NY 10577                              Huber Heights, Ohio 45424

Attention: Trademark Counsel                    Attention: Jerry Luloff

with a copy to: Bradford Licensing Associates, 209 Cooper Avenue, Upper Montclair, NJ 07043.


                                 MISCELLANEOUS

     13.1 Remedy For Breach. LICENSEE acknowledges and agrees that a breach of any of the covenants, agreements or undertakings hereunder will cause LICENSOR irreparable injury which cannot be readily remedied in damages or solely by termination of this Agreement and that LICENSOR, in addition to all other legal and equitable remedies including costs and reasonable attorneys' fees, shall have the right of injunction for any breach of this Agreement by LICENSEE.

     13.2 Relationship Between LICENSOR and LICENSEE. Nothing herein shall create, be deemed to create or be construed as creating any partnership, employer-employee, joint venture, or agency relationship between the parties hereto or shall be deemed to render LICENSOR or its Representatives liable for any of the debts or obligations of LICENSEE. LICENSEE shall in no way be considered an agent or representative of LICENSOR in any dealings which LICENSEE may have with any third party and neither of the parties hereto nor any of their employees or agents shall have the power or authority to bind or obligate the other party.


     13.3 Survival of Provisions. The expiration or termination of this Agreement shall not affect those provisions, and the rights and obligations therein, set forth in this Agreement which either:

             (a) by their terms state, or evidence the intent of the parties, that the provisions survive the expiration or termination of the Agreement, or

             (b) must survive to give effect to the provisions of this Agreement.

        13.4 Entirety of Agreement: Amendment. This Agreement constitutes and contains the entire agreement of the parties hereto relating to the subject matter hereof and no oral or written statements, representations, documents, promises or any other prior materials not embodied herein shall be of any force or effect. This Agreement cannot be amended, altered or modified except by a written instrument executed by both parties hereto. Once so executed, such amendments shall become an integral part of this Agreement, subject to all the terms and conditions herein and shall have full force and effect.

        13.5 No Waiver. The failure or delay of LICENSOR to exercise its rights under this Agreement or to complain of any act, omission or default on the part of LICENSEE, no matter how long the same may continue, or to insist upon a strict performance of any of the terms or provisions herein, shall not be deemed or construed to be a waiver by LICENSOR of its rights under this Agreement or a waiver of any subsequent breach or default of the terms or provisions of this Agreement.


        13.6 Invalidity. If this Agreement is subject to the approval of any government or government agency or similar entity, and such approval is not obtained, or is obtained but later revoked, it is understood and agreed to by the parties that this Agreement is immediately rendered null and void and terminated, with neither party liable for any resultant damages, costs or expenses of the other. But for the foregoing, if any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement, or application of such term or provision to a person or circumstance other than to those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law.


        13.7 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York of the United States of America and the Courts of the State of New York and/or the federal courts situate in New York shall have sole and exclusive jurisdiction over all disputes arising out of this Agreement.

        13.8 Headings. The headings as to contents of particular provisions herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a modification of the scope of any terms or provisions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth hereinabove.


PepsiCo, Inc. (LICENSOR)


By:    /s/ William A. Finkelstein
   ---------------------------
  Name: William A. Finkelstein
  Title:  Vice President


Littlefield Adams & Co. (LICENSEE)



By:   /s/ Jerrold Luloff
   ---------------------------
  Name:   Jerrold Luloff
  Title:  President Co-CEO

                                   Schedule A
                                   ----------

                                     Brands
                                     ------

                                     PEPSI
                                   PEPSI-COLA
                                   DIET PEPSI
                                DIET PEPSI-COLA
                                  MOUNTAIN DEW
                                     SLICE

                                   Schedule B

                               Licensed Products

               Men's, Women's, Boys, Girls T-shirts and Fleece
               Women's Beach Cover-ups

                                   Schedule C


                                   Territory


                    United States of America, its territories and possessions not including Puerto Rico

                                 PepsiCo, Inc.

                                                                       EXHIBIT A
                                                                       ---------
                                                                        (U.S.A.)






                                                             STATEMENT
                                                             ---------


Name:                                                        Date:

Address:                                        For the Calendar Quarter Ending:

For the Calendar Quarter Ending

List All Products:

Net Shipments by Unit (Itemize by product):

Net $ Sales (Itemize by product):

Total (all products) Net $ Sales:

Royalty Rate %:

Royalties Due:

Minimum Royalties Due:

Minimum Royalties Already Paid:

State Advertising Expenditures (by product):

Total Payment Due:

                                                   Certification
                                                   -------------

                                  I certify that all sales of Licensed Products for the above period have been reported in this Statement, that this Statement is in accordance with our License Agreement with PepsiCo, Inc. and that the above figures are an accurate statement of actual figures appearing in the relevant invoices.

                                   -------------------       ----------------
                                        Officer of                 Date
                                        Licensee



(1) Original plus check made payable to       (2) One copy to:          (3) One copy for your files
    PepsiCo, Inc.
Mail to:  Bradford Licensing Associates       Pepsi-Cola USA
          209 Cooper Avenue                   Routes 35 and 100
          Upper Montclair, NJ 07043           Somers, NY 10589-0902
          Attention:  Len Reiter              Attention:  Rick Rock
